EXHIBIT 99.1

Press Release
Trident Microsystems names Raymond K. Ostby to Board of Directors as Semiconductor and Financial Expert
Sunnyvale, Calif. -— July 10, 2006: Trident Microsystems, Inc. (NASDAQ: TRID), a leader in high-performance semiconductor system solutions for the multimedia and digital television markets, today announced that Raymond K. Ostby has joined Trident’s Board of Directors effective July 6, 2006 and will serve as a Financial Expert and on a special committee looking into stock option related matters.
Ostby is a seasoned financial executive with more than 30 years of experience largely in the semiconductor industry in Silicon Valley, Ca. He was the CFO and led IPOs at both Atmel and Quickturn Design Systems and was a Senior Financial Executive at Intel where he spent seven years. Early in his career he gained experience as a CPA at Deloitte & Touche in San Francisco and taught accounting at the University of California Business School. Currently he is the Vice President and CFO of NextG Networks Inc., a private emerging wireless infrastructure company in San Jose.
“We are delighted to have Ray join Trident’s Board of Directors” said Trident Chairman and CEO Mr. Frank Lin. “Ray’s outstanding financial credentials and his hands on understanding of semiconductor companies will bring additional strong oversight and perspective to the overall leadership provided by our management and Board of Directors.”
Separately the company also updated the stock option matter previously discussed by advising that the Company will now respond directly to an already received subpoena from the United States Attorney’s Office for the Northern District of California and the previously announced subpoena from the Southern District of New York will be withdrawn. As previously disclosed, the Company intends to cooperate with the various government agencies investigating these matters.
About Trident Microsystems, Inc.
Trident Microsystems, Inc., with headquarters in Sunnyvale, California, designs, develops and markets digital media for the masses in the form of multimedia integrated circuits (ICs) for PCs and digital processing ICs for TVs and TV monitors. Trident’s products are sold to a network of OEMs, original design manufacturers and system integrators worldwide. For further information about Trident and its products, please consult the Company’s web site: http://www.tridentmicro.com.